Exhibit 99.1

Iridex Announces Third Quarter 2021 Financial Results

Achieved 51% Year-over-Year Revenue Growth and Raises 2021 Revenue Guidance

MOUNTAIN VIEW, Calif., November 11, 2021 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended October 2, 2021.

Third Quarter Highlights

•	Revenue of $13.3 million, an increase of 51% from the prior year period, and 24% compared to third quarter 2019
o	Gross margin of 43.6%, an improvement over 41.5% in the same period last year
o	Cash usage of $0.7 million leading to cash at quarter-end of $25.6 million
•	Cyclo G6® product family revenue of $3.1 million, an increase of 13% year-over-year
o	13,400 Cyclo G6 probes sold, an 18% increase year-over-year
o	42 Cyclo G6 Glaucoma Laser Systems sold, compared to 37 in the prior year period
•	Retina product revenue increased 76% year-over-year to $7.8 million
o	PASCAL® products acquired from Topcon contributed 24% of retina revenue
•	MicroPulse® TLT Clinical Consensus Webinar presented on November 6, featured ten global KOLs highlighting broad patient applicablilty and effective procedure parameters

“Strong third quarter results reflect our renewed focus on sales and marketing activities, including major clinical education programs, contributions from our broader distribution partnerships, and several product enhancements, all of which are designed to raise awareness and drive increased adoption in our retina and glaucoma treatment segments,” said David I. Bruce, President and CEO of Iridex. “Cyclo G6 probe sales year-over-year were strong even in a seasonally weaker quarter for ophthalmologic procedures. Additionally, our retina business continues to perform well, thanks to our restructuring of the US sales team to dedicated retina and glaucoma teams, strong contributions from PASCAL products, and our expanded international distribution network.  Importantly, our increased operating investments were covered by the quarter’s business strength, limiting cash usage to under $1million.”

Third Quarter 2021 Financial Results

Revenue for the three months ending October 2, 2021 increased 51% to $13.3 million from $8.8 million during the same period of the prior year. Excluding newly acquired PASCAL products, revenue increased 29% over the third quarter of 2020.

Gross profit for the third quarter of 2021 increased to $5.8 million, a 43.6% gross margin, compared to $3.7 million, a 41.5% gross margin, in the same period last year. The gross margin increase was primarily attributable to the impact of production efficiency initiatives, greater overhead absorption due to higher revenue and continued increase in higher margin probes within the product mix.

Operating expenses for the third quarter of 2021 increased 44% to $7.9 million compared to $5.5 million in the same period of the prior year, mainly due to additional expenses in R&D resulting from absorbing the PASCAL product line and increased activity in Sales & Marketing.

Net loss for the third quarter of 2021 was $2.2 million, compared to a net loss $1.7 million in the same period of the prior year. Net loss on a per share basis was $0.14 in 2021 versus a loss of $0.12 in the third quarter of 2020.

Cash usage in the third quarter was $0.7 million, which resulted in cash of $25.6 million at quarter-end.

Updated Guidance for Full Year 2021

Iridex now expects total revenue for fiscal year 2021 to range from $52 million to $53 million, reflecting growth of 43% - 46% over fiscal year 2020. This compares to the previous range of $50 million to $52 million. Glaucoma Laser System sales are now expected to range from 210 to 225 compared to prior guidance of 250 to 275. Cyclo G6 probe sales expectation of 58,000 to 60,000 remains unchanged.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 7496524. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future momentum, demand and utilization of the Company's products, financial guidance, expected sales volumes and benefits from the Topcon partnership. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q for the second quarter, filed with the Securities and Exchange Commission on August 12, 2021. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020

Total revenues	$13,264	$8,803	$38,649	$24,043
Cost of revenues	7,482	5,149	21,820	14,067
Gross profit	5,782	3,654	16,829	9,976

Operating expenses:
Research and development	1,788	869	4,625	2,395
Sales and marketing	3,914	2,959	10,542	8,804
General and administrative	2,237	1,672	6,798	5,060
Total operating expenses	7,939	5,500	21,965	16,259

Loss from operations	(2,157)	(1,846)	(5,136)	(6,283)
Other income, net	-	135	2,378	153
Loss from operations before provision for income taxes	(2,157)	(1,711)	(2,758)	(6,130)
Provision for income taxes	8	8	24	20
Net loss	$(2,165)	$(1,719)	$(2,782)	$(6,150)

Net loss per share:
Basic	$(0.14)	$(0.12)	$(0.18)	$(0.44)
Diluted	$(0.14)	$(0.12)	$(0.18)	$(0.44)

Weighted average shares used in computing net loss per share:
Basic	15,824	13,893	15,272	13,824
Diluted	15,824	13,893	15,272	13,824

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	October 2,	January 2,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$25,568	$11,626
Accounts receivable, net	8,522	7,289
Inventories	8,791	5,714
Prepaid expenses and other current assets	1,025	730
Total current assets	43,906	25,359
Property and equipment, net	567	449
Intangible assets, net	2,253	68
Goodwill	965	533
Operating lease right-of-use assets, net	2,794	1,428
Other long-term assets	57	132
Total assets	$50,542	$27,969

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,208	$1,148
Accrued compensation	2,683	1,965
Accrued expenses	1,551	990
Other current expenses	2,256	816
Current portion of PPP loan	-	1249
Accrued warranty	99	166
Deferred revenue	2,250	938
Operating lease liabilities	920	1,409
Total current liabilities	12,967	8,681

Long-term liabilities:
PPP Loan	-	1,248
Accrued warranty	60	81
Deferred revenue	10,199	289
Operating lease liabilities	1,972	282
Other long-term liabilities	22	22
Total liabilities	25,220	10,603

Stockholders' equity:
Common stock	168	148
Additional paid-in capital	84,851	74,181
Accumulated other comprehensive income (loss)	29	(19)
Accumulated deficit	(59,726)	(56,944)
Total stockholders' equity	25,322	17,366
Total liabilities and stockholders' equity	$50,542	$27,969